UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 28, 2014 (October 22, 2014)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Credit Agreement

On October 22, 2014, Magnum Hunter Resources Corporation (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, Bank of Montreal, as administrative agent, the lenders party thereto and the agents party thereto. The Credit Agreement amended and restated the Third Amended and Restated Credit Agreement, dated as of December 13, 2013, by and among those parties, as amended (the “Prior Credit Agreement”). The terms of the Credit Agreement are substantially similar to those of the Prior Credit Agreement.

The Credit Agreement provides for an asset-based, senior secured revolving credit facility maturing October 22, 2018 (the “Revolving Facility”) with an initial borrowing base of $50 million. The Revolving Facility is governed by a semi-annual borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves, and based on such redeterminations, the borrowing base may be decreased or increased up to a maximum commitment level of $250 million.

The terms of the Credit Agreement provide that the Revolving Facility may be used for loans and, subject to a $50 million sublimit, letters of credit. The Credit Agreement provides for a commitment fee of 0.5% based on the unused portion of the borrowing base under the Revolving Facility.

Borrowings under the Revolving Facility will, at the Company’s election, bear interest at either (i) an alternate base rate (“ABR”) equal to the higher of (A) the prime rate (as determined by Bank of Montreal) (B) the overnight federal funds effective rate, plus 0.50% per annum, and (C) the adjusted one-month LIBOR plus 1.00% or (ii) the adjusted LIBO Rate (which is based on LIBOR), plus, in each of the cases described in clauses (i) and (ii), an applicable margin ranging from 1.00% to 2.00% for ABR loans and from 2.00% to 3.00% for adjusted LIBO Rate loans.  Accrued interest on each ABR loan is payable in arrears on the last day of each March, June, September and December and accrued interest on each adjusted LIBO Rate loan is payable in arrears on the last day of the Interest Period (as defined in the Credit Agreement) applicable to the borrowing of which such adjusted LIBO Rate loan is a part and, in the case of an adjusted LIBO Rate borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

The Credit Agreement contains negative covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to, with certain exceptions, (i) incur indebtedness, (ii) grant liens, (iii) make certain payments, (iv) change the nature of its business, (v) dispose of all or substantially all of its assets or enter into mergers, consolidations or similar transactions, (vi) make investments, loans or advances, (vii) pay cash dividends, unless certain conditions are met, and with respect to the payment of dividends on preferred stock, subject to (A) no Event of Default (as defined in the Credit Agreement) existing, (B) after giving effect to any such preferred stock dividend payment, the Company maintaining availability under the borrowing base in an amount greater than the greater of (x) 2.50% percent of the borrowing base then in effect or (y) $5,000,000 and (C) a “basket” of $45,000,000 per year, (viii) enter into transactions with affiliates, and (ix) enter into hedging transactions.

In addition, the Credit Agreement requires the Company to satisfy certain financial covenants, including maintaining:

(i)            a current ratio of not less than 1.0 to 1.0, commencing with the fiscal quarter ending December 31, 2014;

(ii)           a leverage ratio (secured net debt to EBITDAX (as defined in the Credit Agreement) with, beginning with the fiscal quarter ending March 31, 2016, a limitation on netting of up to $100,000,000 of unencumbered cash) of not more than (A) 2.5 to 1.0 as of the last day of the fiscal quarter ending December 31, 2014, (B) 2.25 to 1.00 as of the last day of the fiscal quarter ending March 31, 2015 and (C) 2.0 to 1.0 as of the last day of the fiscal quarter ending June 30, 2015 and each fiscal quarter ending thereafter; and

(iii)          the proved reserves based asset coverage ratios contained in the Second Lien Term Loan Agreement described below.

The obligations of the Company under the Credit Agreement may be accelerated upon the occurrence of an Event of Default. Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations and warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a Change of Control (as defined in the Credit Agreement) and any “Event of Default” under the Second Lien Term Loan Agreement, subject to certain cure periods.

Subject to certain exceptions, the Revolving Facility is secured by substantially all of the assets of the Company and its restricted subsidiaries, including, without limitation, no less than 90% of the present value (with a discount rate of 10%) of the proved oil and gas reserves of the Company and its restricted subsidiaries. Additionally, any collateral pledged as security for the Second Lien Term Loan (as defined below) is required to be pledged as security for the Credit Agreement. In connection with the Credit Agreement, the Company and its restricted subsidiaries also entered into customary ancillary agreements and arrangements, which among other things, provide that the Revolving Facility is unconditionally guaranteed by such restricted subsidiaries. The Company’s restricted subsidiaries under the Credit Agreement and the Second Lien Term Loan do not include the Company’s majority-owned subsidiaries through which the Company conducts its midstream operations, including Eureka Hunter Holdings, LLC, Eureka Hunter Pipeline, LLC and TransTex Hunter, LLC.

Second Lien Term Loan

On October 22, 2014, the Company also entered into a Second Lien Credit Agreement (the “Second Lien Term Loan Agreement”), by and among the Company, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and the agents party thereto.

The Second Lien Term Loan Agreement provides for a $340 million term loan facility (the “Second Lien Term Loan”), secured by, subject to certain exceptions, a second lien on substantially all of the assets of the Company and its restricted subsidiaries. The entire $340 million Second Lien Term Loan was drawn on October 22, 2014.  The Company used the proceeds of the Second Lien Term Loan to repay amounts outstanding under its Prior Credit Agreement, to pay transaction expenses related to the Credit Agreement and the Second Lien Term Loan Agreement, and for working capital and general corporate purposes. Amounts borrowed under the Second Lien Term Loan that are repaid or prepaid may not be reborrowed. The Second Lien Term Loan has a maturity date of October 22, 2019 and will amortize (beginning December 31, 2014) in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Second Lien Term Loan.

Borrowings under the Second Lien Term Loan will, at the Company’s election, bear interest at either (i) an alternate base rate (which is equal to the higher of (A) the prime rate (as determined by Credit Suisse), (B) the overnight federal funds effective rate, plus 0.50% per annum, and (C) the adjusted one-month LIBOR plus 1.00%) plus 6.50% or (ii) the adjusted LIBO Rate (which is based on LIBOR) plus 7.50%.

The Second Lien Term Loan Agreement contains negative covenants substantially similar to those in the Credit Agreement that, among other things, restrict the ability of the Company and its restricted subsidiaries to, with certain exceptions: (i) incur indebtedness; (ii) grant liens; (iii) dispose of all or substantially all of its assets or enter into mergers, consolidations, or similar transactions; (iv) change the nature of its business; (v) make investments, loans, or advances or guarantee obligations; (vi) pay cash dividends or make certain other payments; (vii) enter into transactions with affiliates; (viii) enter into sale and leaseback transactions; (ix) enter into hedging transactions; and (x) amend its organizational documents or the Credit Agreement.

The Second Lien Term Loan Agreement also requires the Company to satisfy certain financial covenants, including maintaining

(i)            a ratio of proved reserves to secured debt of not less than 1.5 to 1.0 and a ratio of proved developed and producing reserves to secured debt of not less than 1.0 to 1.0, each as of the last day of any fiscal quarter commencing with the fiscal quarter ending December 31, 2014; and

(ii)           commencing with the fiscal quarter ending March 31, 2016, a leverage ratio (secured net debt to EBITDAX (as defined in the Second Lien Term Loan Agreement) with a limitation on netting of up to $100,000,000 of unencumbered cash) of not more than 2.5 to 1.0 as of the last day of any fiscal quarter for the trailing four-quarter period then ended.

The obligations of the Company under the Second Lien Term Loan may be accelerated upon the occurrence of an Event of Default (as defined in the Second Lien Term Loan Agreement). Events of Default are substantially similar to Events of Default under the Credit Agreement (except that a breach of a financial covenant under the Credit Agreement will not constitute an Event of Default under the Second Lien Term Loan Agreement until acceleration) and include customary events for these types of financings.

In connection with the Second Lien Term Loan Agreement, the Company and its restricted subsidiaries also entered into customary ancillary agreements and arrangements, which among other things, provide that the Second Lien Term Loan is unconditionally guaranteed by such restricted subsidiaries.

The foregoing summary descriptions of the Credit Agreement and the Second Lien Term Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the terms of the Credit Agreement and the Second Lien Term Loan Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 7.01              Regulation FD Disclosure.

On October 22, 2014, the Company issued a press release announcing that the Company had entered into the Credit Agreement and the Second Lien Term Loan Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including the related Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Fourth Amended and Restated Credit Agreement, dated October 22, 2014, by and among Magnum Hunter Resources Corporation, Bank of Montreal, the lenders party thereto and the agents party thereto.

10.2

Second Lien Term Loan Agreement, dated October 22, 2014, by and among Magnum Hunter Resources Corporation, Credit Suisse AG, Cayman Islands Branch, the lenders party thereto and the agents party thereto.

99.1	Press release of Magnum Hunter Resources Corporation, dated October 22, 2014.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: October 28, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Fourth Amended and Restated Credit Agreement, dated October 22, 2014, by and among Magnum Hunter Resources Corporation, Bank of Montreal, the lenders party thereto and the agents party thereto.

10.2

Second Lien Term Loan Agreement, dated October 22, 2014, by and among Magnum Hunter Resources Corporation, Credit Suisse AG, Cayman Islands Branch, the lenders party thereto and the agents party thereto.

99.1	Press release of Magnum Hunter Resources Corporation, dated October 22, 2014.